Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We have issued our report dated May 9, 2008, with respect to the financial statements of Primary Natural Resources, Inc. as of December 31, 2007 and for the year then ended (not presented separately herein), contained in the Registration Statement and Prospectus of Resolute Energy Corporation. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
June 29, 2010